Exhibit 99.1

SYSCO REPORTS FIRST QUARTER NET EARNINGS OF $286 MILLION AND

DILUTED EPS OF $0.48 ($0.49 after adjusting for certain items)

HOUSTON, November 4, 2013 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week first fiscal quarter ended September 28, 2013.

First Quarter Fiscal 2014 Highlights

•	Sales were $11.7 billion, an increase of 5.7% from $11.1 billion in the first quarter of fiscal 2013.

•	Operating income was $478 million, which was flat compared to the prior year period.

•	Diluted earnings per share (EPS) were $0.48, which was 2.0% lower compared to $0.49 in last year’s first quarter.

•	After adjusting for certain items, which mainly related to restructuring charges, adjusted[1] diluted EPS was $0.49 which was flat compared to the prior year. After further adjusting for business transformation expenses, to reflect the performance of the company’s underlying business, adjusted diluted EPS was $0.56, compared to $0.58 in the prior year period.

“Our first quarter results were achieved in a market environment that remains very challenging for many of our customers, especially those who operate in the casual dining restaurant segment. While overall sales growth compared to the prior year was solid, gross profit growth was modest,” said Bill DeLaney, Sysco’s president and chief executive officer. “Particularly encouraging, however, was our expense management performance which was largely driven by successfully executing our broad array of ongoing Business Transformation initiatives. Looking forward, strong execution of both our business plan and key strategic initiatives is paramount to our providing best in class service to our customers and achieving our financial objectives for fiscal 2014.”

First Quarter Fiscal 2014 Summary

Sales for the first quarter were $11.7 billion, an increase of 5.7% compared to sales in the same period last year. Food cost inflation was 2.1%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the poultry category. In addition, sales from acquisitions (within the last 12 months) increased sales by 2.3%, and the impact of changes in foreign exchange rates for the first quarter decreased sales by 0.5%. Case volume for the company’s Broadline and SYGMA operations combined grew 4.1% during the quarter, including acquisitions, and increased approximately 1.8%, excluding acquisitions.

[1]	See Non-GAAP Reconciliations below for more information.

Gross profit for the first quarter was $2.1 billion, an increase of 1.8%, compared to the prior year period. Gross margin was 17.63%, declining 68 basis points compared to the prior year. Operating expenses in the first quarter increased $36 million, or 2.3%, compared to the prior year period. Excluding the impact of operating expenses from acquired companies, adjusted operating expenses were flat compared to the prior year. This was achieved as a result of benefits from our business transformation initiatives as well as lower business transformation expenses. Excluding certain items and business transformation expenses, adjusted operating expenses increased 3.5%.

Operating income was $478 million in the first quarter, which was flat compared to the prior year period. Excluding certain items and business transformation expenses, which were less than the prior year, adjusted operating income decreased 2.7%.

Net earnings for the first quarter were $286 million, a decrease of 0.4%, compared to the prior year. Diluted EPS in the first quarter of fiscal 2014 was $0.48, which was 2.0% lower compared to last year’s first quarter. Excluding certain items and business transformation expenses, adjusted diluted EPS was $0.56, which was a decrease of 3.4% compared to the prior year.

Cash Flow and Capital Spending

Cash flow from operations was $169 million for the first quarter of fiscal 2014, compared to $213 million in the first quarter of fiscal 2013. Capital expenditures totaled $136 million for the first quarter. The primary areas for investment included facility replacements and expansions, replacements to Sysco’s fleet, and technology.

Free cash flow was $44 million in the first quarter of fiscal 2014 compared to $59 million in the first quarter of fiscal 2013.

Conference Call & Webcast

Sysco’s first quarter fiscal 2014 earnings conference call will be held on Monday, November 4, 2013, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation, will be available online at www.sysco.com in the Investors section.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 193 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2013 that ended June 29, 2013, the company generated sales of more than $44 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at www.twitter.com/Sysco. For important news regarding Sysco, visit the Investor Relations portion of the company’s Internet home page at www.sysco.com/investors,

[1]	See Non-GAAP Reconciliations below for more information.

follow us at www.twitter.com/SyscoStock and download the new Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should also continue to review our press releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the first quarter of fiscal 2014 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our plans and expectations related to and the benefits and expected timing of our business transformation initiatives, and expectations regarding our performance in fiscal 2014. These statements also include our expectations regarding business transformation expenses, retirement-related expenses, free cash flow, capital expenditures, and the impact of the recent government shutdown and debt ceiling debate. The success of our business transformation initiatives and our expectations regarding our fiscal 2014 performance are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food-away-from-home, may not reverse. The recent government shutdown and related debt ceiling debate may have a greater impact on the foodservice industry than currently expected. Our ability to meet our long-term strategic objectives to grow the profitability of our business depends largely on the success of our Business Transformation Project. The risk exists that the project and its various components may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected. Also, there are other risks related to our project, including that the actual costs of the ERP system may be greater or less than currently expected because we have encountered, and may continue to encounter, the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience continued delays in deployment, additional operating problems, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects to our business, results of operations and liquidity if the ERP system, and the associated process changes, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. In fiscal 2013, we delayed the deployment of certain components of our ERP system so that we could address certain areas of improvement. During the first quarter of fiscal 2014, we deployed system improvements to our locations that are utilizing the ERP system, and have recently deployed the system to an additional location. Planned deployments in the coming quarters are dependent upon favorable performance of the ERP system at the current locations. We may experience delays, cost overages or operating problems when we deploy the system on a larger scale. Our plans related to and the timing of the implementation of the ERP system, as well as the cost transformation and category management initiatives, are subject to change at any time based on management’s subjective evaluation of our overall business needs. We may fail to realize anticipated benefits, particularly expected cost savings, from our cost transformation initiative. If we are unable to realize the anticipated benefits from our cost cutting efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. We may also fail to realize the full anticipated benefits of our category management initiative, and may be unable to successfully execute the category management initiative in our anticipated timeline. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our business transformation initiatives and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Free cash flow in fiscal 2014 may be lower than expected if we do not realize the anticipated benefits from our initiatives to improve working capital performance. We may not realize the benefits of acquisitions as soon as expected, if at all, and the successful integration of acquisitions into our business may not occur or may require the expenditure of additional resources. Potential acquisitions may not close, or may be delayed, because of factors beyond our control, including the need for regulatory approvals. Fuel expense may vary from projections based on fluctuations in fuel costs, which are impacted by general economic conditions beyond our control. In the past, increased fuel prices have significantly increased our costs and reduced consumers’ demand for meals served away from home. We may be required to pay material amounts under our multiemployer defined benefit pension plans, and our funding requirements for our company-sponsored qualified pension plans may increase should financial markets experience future declines. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 29, 2013, as filed with the Securities and Exchange Commission, and the Company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended
	Sep. 28, 2013	Sep. 29, 2012
Sales	$11,714,267	$11,086,916
Cost of sales	9,648,780	9,057,121

Gross profit	2,065,487	2,029,795
Operating expenses	1,587,289	1,551,013

Operating income	478,198	478,782
Interest expense	30,528	30,868
Other income, net	(4,534)	(2,477)

Earnings before income taxes	452,204	450,391
Income taxes	166,614	163,793

Net earnings	$285,590	$286,598

Net earnings:
Basic earnings per share	$0.49	$0.49
Diluted earnings per share	0.48	0.49

Average shares outstanding	587,621,529	587,757,832
Diluted shares outstanding	591,458,948	589,838,819

Dividends declared per common share	$0.28	$0.27

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	Sep. 28, 2013	June 29, 2013	Sep. 29, 2012
ASSETS
Current assets
Cash and cash equivalents	$359,532	$412,285	$548,415
Accounts and notes receivable, less allowances of $61,324, $47,345, and $55,153	3,423,152	3,183,114	3,193,389
Inventories	2,540,643	2,396,188	2,370,864
Deferred income taxes	136,255	136,211	134,586
Prepaid expenses and other current assets	74,680	61,925	86,396
Prepaid income taxes	—	17,704	—

Total current assets	6,534,262	6,207,427	6,333,650
Plant and equipment at cost, less depreciation	3,979,351	3,978,071	3,950,668
Other assets
Goodwill	1,908,542	1,884,235	1,726,350
Intangibles, less amortization	200,074	205,719	125,520
Restricted cash	157,837	145,328	145,233
Other assets	245,329	243,167	248,647

Total other assets	2,511,782	2,478,449	2,245,750

Total assets	$13,025,395	$12,663,947	$12,530,068

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$45,584	$41,632	$—
Accounts payable	2,475,589	2,428,215	2,308,181
Accrued expenses	1,017,077	1,072,134	881,417
Accrued income taxes	139,286	—	159,014
Current maturities of long-term debt	206,158	207,301	254,262

Total current liabilities	3,883,694	3,749,282	3,602,874
Other liabilities
Long-term debt	2,878,391	2,639,986	2,764,853
Deferred income taxes	256,662	266,222	111,649
Other long-term liabilities	807,506	816,647	1,156,511

Total other liabilities	3,942,559	3,722,855	4,033,013
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	1,086,716	1,059,624	939,249
Retained earnings	8,635,190	8,512,786	8,302,859
Accumulated other comprehensive loss	(411,801)	(446,937)	(613,975)
Treasury stock at cost, 183,960,944, 179,068,430 and 177,931,615 shares	(4,876,138)	(4,698,838)	(4,499,127)

Total shareholders’ equity	5,199,142	5,191,810	4,894,181

Total liabilities and shareholders’ equity	$13,025,395	$12,663,947	$12,530,068

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	13-Week Period Ended
	Sep. 28, 2013	Sep. 29, 2012
Cash flows from operating activities:
Net earnings	$285,590	$286,598
Adjustments to reconcile net earnings to cash provided by
Share-based compensation expense	13,465	10,725
Depreciation and amortization	133,744	120,664
Deferred income taxes	(14,926)	(28,638)
Provision for losses on receivables	8,437	6,782
Other non-cash items	1,646	241
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(234,441)	(206,440)
(Increase) in inventories	(134,849)	(176,608)
(Increase) in prepaid expenses and other current assets	(14,266)	(6,192)
Increase in accounts payable	34,770	110,870
(Decrease) in accrued expenses	(61,226)	(69,813)
Increase in accrued income taxes	156,251	142,649
(Increase) decrease in other assets	(617)	5,183
(Decrease) increase in other long-term liabilities	(3,862)	17,188
Excess tax benefits from share-based compensation arrangements	(487)	(8)

Net cash provided by operating activities	169,229	213,201

Cash flows from investing activities:
Additions to plant and equipment	(135,749)	(155,673)
Proceeds from sales of plant and equipment	10,573	1,393
Acquisition of businesses, net of cash acquired	(1,341)	(60,161)
(Increase) in restricted cash	(12,509)	(18,005)

Net cash used for investing activities	(139,026)	(232,446)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	235,807	—
Other debt borrowings	1,780	1,106
Other debt repayments	(5,409)	(1,423)
Proceeds from common stock reissued from treasury for share-based compensation awards	96,591	36,221
Treasury stock purchases	(250,601)	(2,139)
Dividends paid	(164,138)	(158,242)
Excess tax benefits from share-based compensation arrangements	487	8

Net cash used for financing activities	(85,483)	(124,469)

Effect of exchange rates on cash	2,527	3,262

Net (decrease) in cash and cash equivalents	(52,753)	(140,452)
Cash and cash equivalents at beginning of period	412,285	688,867

Cash and cash equivalents at end of period	$359,532	$548,415

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$52,135	$54,107
Income taxes	22,219	55,939

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended
	Sep. 28, 2013	Sep. 29, 2012
Sales:
Broadline	$9,546,388	$9,057,664
SYGMA	1,523,190	1,420,755
Other	711,882	660,601
Intersegment	(67,193)	(52,104)

Total	$11,714,267	$11,086,916

Comparative Supplemental Statistical Information Related to Sales (Unaudited)

Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended
	Sep. 28, 2013	Sep. 29, 2012
Sysco Brand Sales as a % of MA-Served Sales	48.35%	47.18%
Sysco Brand Sales as a % of Broadline Sales	36.07%	36.37%
MA-Served Sales as a % of Broadline Sales	42.17%	43.69%

Data excludes U.S. Meat operations

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Sysco Corporation and its Consolidated Subsidiaries

Reclassified Fiscal 2013 Results of Operations by Quarter (Unaudited)

(In Thousands)

Beginning in the first quarter of fiscal 2014, we classified intercompany purchases through our specialty operating companies differently than our previous classification used in fiscal 2013. This classification change impacts cost of sales, gross profit and operating expenses. Sales and operating income are not impacted. Our September 28, 2013 consolidated results of operations have been reclassified to conform to the current year presentation. Reclassified amounts for the remaining quarters and the full fiscal year of fiscal 2013 are as follows:

	Fiscal Quarter Ending
	Dec. 29, 2012	Mar. 30, 2013	Jun. 29, 2013	Fiscal 2013
Sales	$10,796,890	$10,926,371	$11,601,056	$44,411,233
Cost of sales	8,850,936	8,986,979	9,531,763	36,426,799

Gross profit	1,945,954	1,939,392	2,069,293	7,984,434
Operating expenses	1,563,303	1,602,190	1,609,450	6,325,956

Operating income	$382,651	$337,202	$459,843	$1,658,478

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Underlying Business

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include charges from restructuring our executive retirement plans, severance charges and charges from facility closures. Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these certain items provides an important perspective with respect to our results and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst’s financial models and our investors’ expectations with any degree of specificity. Sysco believes the adjusted totals facilitate comparison on a year-over-year basis.

Sysco’s results of operations are further impacted by costs from our multi-year Business Transformation Project. Management believes that further adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove the impact of the Business Transformation Project expenses provides an important perspective with respect to underlying business trends and results and provides meaningful supplemental information to both management and investors that is indicative of the performance of the company’s underlying operations and facilitates comparison on a year-over year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the certain items noted above. Each period has been further adjusted to remove expenses related to the Business Transformation Project.

	13-Week	13-Week	13-Week	13-Week
	Period Ended	Period Ended	Period Change	Period
	Sep. 28, 2013	Sep. 29, 2012	in Dollars	% Change
Operating expenses (GAAP)	$1,587,289	$1,551,013	$36,276	2.3%
Impact of Restructuring Executive Retirement Plans	(516)	—	(516)	NM
Impact of Severance charges	(1,582)	(6,077)	4,495	-74.0
Impact of Facility Closure charges	(739)	(388)	(351)	90.5

Operating expenses adjusted for certain items (Non-GAAP)	$1,584,452	$1,544,548	$39,904	2.6%
Impact of Business Transformation Project costs	(66,628)	(77,682)	11,054	-14.2

Adjusted operating expenses underlying bus. (Non-GAAP)	$1,517,824	$1,466,866	$50,958	3.5%
Operating Income (GAAP)	$478,198	$478,782	$(584)	-0.1%
Impact of Restructuring Executive Retirement Plans	516	—	516	NM
Impact of Severance charges	1,582	6,077	(4,495)	-74.0
Impact of Facility Closure charges	739	388	351	90.5

Operating income adjusted for certain items (Non-GAAP)	$481,035	$485,247	$(4,212)	-0.9%
Impact of Business Transformation Project costs	66,628	77,682	(11,054)	-14.2

Adjusted operating income underlying bus. (Non-GAAP)	$547,663	$562,929	$(15,266)	-2.7%
Net earnings (GAAP)	$285,590	$286,598	$(1,008)	-0.4%
Impact of Restructuring Executive Retirement Plans (net of tax)	326	—	326	NM
Impact of Severance charges (net of tax)	999	3,867	(2,868)	-74.2
Impact of Facility Closure charges (net of tax)	467	247	220	89.1

Net earnings adjusted for certain items (Non-GAAP)	$287,382	$290,712	$(3,330)	-1.1%
Impact of Business Transformation Project costs (net of tax)	42,079	49,432	(7,353)	-14.9

Adjusted net earnings underlying business (Non-GAAP) (1)	$329,461	$340,144	$(10,683)	-3.1%
Diluted earnings per share (GAAP)	$0.48	$0.49	$(0.01)	-2.0%
Impact of Restructuring Executive Retirement Plans	—	—	—	0.0
Impact of Severance charges	—	0.01	(0.01)	-100.0
Impact of Facility Closure charges	—	—	—	0.0

Diluted EPS adjusted for certain items (Non-GAAP) (2)	$0.49	$0.49	$—	0.0%
Impact of Business Transformation Project costs	0.07	0.08	(0.01)	-12.5

Adjusted diluted EPS underlying business (Non-GAAP) (2)	$0.56	$0.58	$(0.02)	-3.4%

Diluted shares outstanding	591,458,948	589,838,819

(1)	Tax impact of adjustments for executive retirement plans restructuring, MEPP charge, severance charges, charges from facility closures and Business Transformation expenses was $25,594 and $30,602 for the 13-week periods ended September 28, 2013 and September 29, 2012, respectively. Amounts are calculated by multiplying the operating income impact of each item by each quarter’s effective tax rate.

(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings - underlying business, both divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Acquired Operations on Operating Expenses

(In Thousands, Except for Share and Per Share Data)

Sysco’s operating expenses in the first quarter of fiscal 2014 contain expenses from acquired companies that were not a part of Sysco for all or a portion of the first quarter of fiscal 2013. As a result, the increase in Sysco’s operating expenses has been significantly impacted by these acquired companies. Management believes that adjusting its operating expenses to remove these expenses provides an important perspective of operating expense management that provides meaningful supplemental information to both management and investors. Sysco believes the adjusted operating expense facilitates comparison on a year-over-year basis.

	13-Week	13-Week	13-Week	13-Week
	Period Ended	Period Ended	Period Change	Period
	Sep. 28, 2013	Sep. 29, 2012	in Dollars	% Change
Operating expenses (GAAP)	$1,587,289	$1,551,013	$36,276	2.3%
Operating expenses of acquired operations	(35,497)	—	(35,497)	NM

Adjusted operating expenses (Non-GAAP)	$1,551,792	$1,551,013	$779	0.1%

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. We do not mean to imply that free cash flow is necessarily available for discretionary expenditures, however, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	13-Week	13-Week	13-Week	13-Week
	Period Ended	Period Ended	Period Change	Period
	Sep. 28, 2013	Sep. 29, 2012	in Dollars	% Change
Net cash provided by operating activities (GAAP)	$169,229	$213,201	$(43,972)	-20.6%
Additions to plant and equipment	(135,749)	(155,673)	19,924	12.8
Proceeds from sales of plant and equipment	10,573	1,393	9,180	659.0

Free Cash Flow (Non-GAAP)	$44,053	$58,921	$(14,868)	-25.2%

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